UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2010

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8730 Stony Point Parkway, Suite 150
Richmond, VA 23235
(Address of Principal Executive Offices) (Zip Code)

(804) 560-4070
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On August 17, 2010, Thomas M. O’Brien, Senior Vice President, General Counsel and Secretary of Colfax Corporation (the “Company”), announced that he plans to retire from the Company effective October 16, 2010 and will resign from his position as Senior Vice President, General Counsel and Secretary effective September 26, 2010.

In connection with Mr. O’Brien’s retirement, the Company and Mr. O’Brien have agreed to enter into a Consulting Agreement (the “Consulting Agreement”).  The Consulting Agreement is to provide that Mr. O’Brien will be engaged as a consultant to the Company following his retirement and will be paid $250 per hour for his consulting services for a minimum of 30 hours per month during the two year term of the agreement.  In addition, on October 16, 2010, vesting will accelerate in full for 11,201 stock options granted to Mr. O’Brien on March 13, 2009 that would have otherwise vested on March 13, 2011.  The term for exercise of these accelerated stock options, as well as 9,260 vested stock options granted in 2008 and 11,201 vested stock options granted in 2009, will be amended so that they will remain exercisable until October 16, 2012. In addition, 14,980 shares of the Company’s common stock granted to Mr. O’Brien on May 7, 2008 that remain subject to delayed delivery will be delivered in full to Mr. O’Brien on October 16, 2010.  Mr. O’Brien will be entitled to certain additional payments after his retirement pursuant to the terms of his Executive Employment Agreement dated April 22, 2008, as amended effective as of January 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colfax Corporation

Date: August 23, 2010	By:	/s/ CLAY H. KIEFABER
	Name:	Clay H. Kiefaber
	Title:	President and Chief Executive Officer